Exhibit 99.2

OraSure Technologies, Inc.

2016 Third Quarter

Analyst/Investor Conference Call

November 2, 2016

Prepared Remarks of Douglas A. Michels and Ronald H. Spair

Please see “Important Information” at the conclusion of the following prepared remarks.

Introduction – Doug Michels

Thank you Rena. Good afternoon everyone and welcome to our call.

We are pleased to report solid financial performance on both the top and bottom lines for the third quarter of 2016.

•	Consolidated net revenues for Q3 were $32.3 million, an 8% increase from Q3 2015. This increase resulted primarily from higher international and molecular collection systems sales and higher exclusivity revenues under our HCV co-promotion agreement with AbbVie.

•	International HIV sales, driven primarily by increased demand in Africa, rose 147% from Q3 of 2015. International sales of our OraQuick® HCV test increased 35% compared to last year.

•	Molecular collection systems revenues rose 14% from the prior year quarter, continuing the strong growth trend for this part of the business.

•	We exceeded our bottom line guidance with $6.2 million in consolidated net income for the third quarter. This represents a $4.8 million improvement from the year-ago quarter.

Later in the call, I will provide some business updates, but before I do that, Ron will review our Q3 financial performance in more detail and provide our guidance for Q4.

So with that, let me turn the call over to Ron.

Third Quarter 2016 Financial Results – Ron Spair

Thanks Doug, and good afternoon everyone.

Revenues – Ron Spair

Our third quarter 2016 consolidated net revenues increased 8% to $32.3 million, compared to $29.9 million reported in 2015. Our consolidated net product revenues of $25.5 million decreased 1%, largely as a result of the absence of sales of our OraQuick® Ebola product, lower domestic sales of our OraQuick® HIV and OraQuick® HCV products, and lower sales of our cryosurgical systems and risk assessment products. These declines were almost entirely offset by higher sales of our molecular collection systems products and increased international sales of our OraQuick® HIV and OraQuick® HCV products during the current quarter.

Other revenues were $6.8 million in the current quarter, of which $6.1 million represents the recognition of exclusivity revenue under the AbbVie HCV co-promotion agreement and $677,000 represents funding we received from BARDA related to our rapid Ebola and Zika products. Other revenues in the third quarter of 2015 included $3.4 million of exclusivity revenue from the AbbVie agreement and $750,000 of BARDA funding.

International sales of our HCV test in the third quarter of 2016 rose 35% to $1.3 million from $957,000 in the same period last year, primarily due to the expansion of our business in Asia, higher sales to a multi-national humanitarian organization, and a new testing program in Africa. Domestic OraQuick® HCV product sales decreased 20% in the third quarter of 2016 to $1.5 million from $1.9 million in the prior year period due to customer ordering patterns and a reduction in funding of certain testing projects.

International sales of our professional HIV product increased 147% to $1.1 million in the third quarter of 2016, compared to $450,000 in the third quarter of 2015. This increase was due to higher sales in Africa and reflects the timing of orders placed and the start of a new testing program. Domestic sales of our professional HIV product decreased 12% to $4.9 million in the third quarter of 2016, compared to $5.5 million in the third quarter of 2015, as result of customer ordering patterns and competition from other products.

In 2015, we began selling our OraQuick® Ebola Rapid Antigen test to the CDC for field testing in Africa. Sales of this product contributed $482,000 in product revenues during the third quarter of 2015. We did not have similar sales in the third quarter of 2016. We believe Ebola sales in future periods are likely given ongoing international surveillance efforts.

Our molecular collection systems revenues rose 14% to $8.3 million in the third quarter of 2016 compared to $7.3 million in the third quarter of 2015. Sales of our Oragene® product to commercial customers increased 22%, largely due to the ordering patterns of one of our larger U.S. customers. Academic sales decreased 12% primarily as a result of the timing of orders placed by existing customers, partially offset by additional product sales to support a study on autism which commenced in 2016.

Gross Margin – Ron Spair

Gross margin for the third quarter of 2016 was 70% compared to 69% reported for the third quarter of 2015. Margin for the current quarter improved primarily due to higher AbbVie exclusivity revenues partially offset by a less favorable product mix.

Operating Expenses – Ron Spair

Our consolidated operating expenses for the third quarter of 2016 were $16.5 million compared to $19.1 million in the comparable period of 2015. This decrease was the result of lower costs associated with our HCV co-promotion agreement with AbbVie, partially offset by increased research and development expenses.

Net Income – Ron Spair

From a bottom line perspective, we reported net income of $6.2 million, or $0.11 per share on a fully diluted basis, for the third quarter of 2016, compared to net income of $1.5 million, or $0.03 per share, for the same period of 2015.

Cash Flow from Operations and Liquidity – Ron Spair

Turning briefly to our balance sheet and cash flow, we continue to maintain a solid cash and liquidity position. Our cash and short-term investment balance at September 30, 2016 was $121.2 million compared to $101.3 million at December 31, 2015. Cash generated by operating activities through the first nine months of 2016 was $23.4 million compared to $15.1 million in same period of 2015.

Fourth Quarter 2016 Consolidated Financial Guidance – Ron Spair

Turning to guidance for the fourth quarter of 2016, we are projecting consolidated net revenues of approximately $34.5 million to $35.25 million. It should be noted that this revenue projection includes approximately $1.6 million in sales to a foreign government primarily for a country-wide HCV elimination program. Although the main purchase contract has been executed, we will not ship product until certain ancillary documentation is received from the purchasing country.

We are also projecting consolidated net income of approximately $0.05 to $0.06 per share. Our bottom line results for Q4 are projected to be lower than those from the fourth quarter of 2015 for several reasons. Q4 2015 domestic HCV revenues included a large order of product purchased for deployment to the federal government as part of an HCV testing program. Purchases for this program are not expected to repeat in 2016. In addition, Q4 2016 results will include $1.4 million in restructuring charges consisting largely of severance and benefit expenses. Cost savings relating to this restructuring as well as the termination of our co-promotion agreement with AbbVie are expected to result in approximately $3.6 million of annual savings, beginning in 2017. Barring any major change to our business model, we expect to see a meaningful drop in our expense run rate starting in 2017.

And with that, I will now turn the call back over to Doug.

Business Update – Doug Michels

Thanks, Ron.

Infectious Disease Testing – Doug Michels

Let me turn first to our infectious disease testing business. The primary take away is that the trends seen in recent quarters are continuing with continued strong growth in our international business, largely offsetting declines in the domestic markets.

HIV Business

Increasing international sales is an important strategic priority for our Company. The largest contribution in this area during the third quarter came from sales of our professional OraQuick® HIV test, particularly in Africa.

As indicated in prior calls, we believe a significant growth driver will be HIV self-testing in Africa and other developing countries. Today, the primary purchaser of our HIV self-tests is Population Services International (“PSI”), a leading global health organization, which has launched the Self-Testing in Africa or “STAR” project in collaboration with UNITAID, the World Health Organization (“WHO”) and health officials from Malawi, Zambia and Zimbabwe. Phase I of this program is designed to deploy approximately 750,000 OraQuick® HIV self-tests that we designed specifically for developing markets.

Our tests are now being successfully deployed by PSI and our understanding is that self-testing has been well received and is providing a means for individuals to know their HIV status who have never been tested before. PSI generally orders in large quantities and then deploys the tests over a several month period. As a result, there were no PSI purchases during the third quarter. However, we expect an additional PSI order to be placed in Q4 with scheduled delivery during Q1 of 2017.

As previously noted, we are aggressively pursuing prequalification of our HIV self-test by the WHO. I am happy to report that our prequalification submission was completed and filed in September and our submission is under review by the WHO. This prequalification is critical for our customers to obtain sustainable funding from such international sources as the Global Fund, USAID and PEPFAR.

Since the STAR project was launched, several additional countries have initiated pilot studies as a precursor to deploying our HIV self-test. We remain optimistic about the prospects for HIV self-testing internationally and believe it will be a significant future growth driver in our infectious disease testing business.

HCV Business

Turning to HCV, our total product revenues for the third quarter were essentially flat, as a result of a combination of lower domestic sales and strong growth in international markets. The decline in domestic revenues was largely a timing issue, driven primarily by purchasing patterns in the public health market. Those of you who have followed us for some time likely understand that the procurement process for public health entities can be somewhat unpredictable with orders shifting from period to period due to funding and other matters.

The quarterly decline in domestic HCV revenues was largely off-set by the international growth. As Ron explained, the increase internationally was driven by demand both in Asia and from a large international NGO that is an existing customer. As with our HIV business, increasing international HCV sales is a strategic priority and we expect continued growth from these markets in future periods.

Overall, our HCV franchise remains strong and we expect total HCV sales to continue to grow on both a year-over-year and quarter-to-quarter basis going forward. Our confidence is supported by a number of ongoing initiatives.

•

As mentioned during our last call, we recently executed the largest new supply contract for rapid tests in our Company’s history. The contract calls for us to supply a foreign government with $18 million of product, the vast majority of which is our OraQuick® HCV test. The product is being purchased in support of a country-wide HCV elimination initiative. We have not yet begun shipping product under this contract because certain ancillary documents still need to be completed. Some of these documents have been finalized, but some have not and we understand this is due to workload issues with the purchaser. Our expectation is that all ancillary documents will be completed in Q4 and that shipments will begin yet this year. Additional guidance on the financial impact of this contract will be provided once the required ancillary documents are completed.

•	We believe this contract will lead to other international opportunities. We recently shipped HCV tests to another country in support of a pilot program, which may lead to a large scale HCV screening program. We will keep you posted as these other opportunities develop.

•	On the domestic front, the Southern Cities Initiative mentioned on our last call is under way with several sites now actively testing individuals. Reports from the field indicate this initiative is going well with initial data from one of the sites indicating HCV prevalence rates in excess of 4%. As you may recall, this initiative was announced by the National Black Leadership Commission on AIDS and is being supported by several industry partners, including OraSure and Gilead Sciences.

•	We are also working with an industry partner to bring HCV test and treat programs into drug treatment centers. These centers generally serve populations with a high prevalence of HCV infection and are looking to provide comprehensive services to their patients. Based on some initial work, the pilot drug treatment center for this initiative has decided to screen its patients on an ongoing basis. We expect to start shipments of HCV tests to approximately 60 of this entity’s nationwide centers by the end of the year. Additionally, our industry partner is in discussions with several additional drug treatment centers across the nation.

•	Another initiative we have implemented is a program designed to assist organizations who may be interested in starting new HCV testing programs. In many cases, these types of organizations need to assess the effectiveness of our product and likely success of a possible screening program in order to obtain funding. This program is being offered to assist with the evaluation process. We have received over 170 applications and we expect to begin implementing the program before the end of this year.

Emerging Diseases

Another recent strategic priority has been our focus on addressing emerging infectious diseases that have a global public health impact.

As you know, the first product developed in this area is our rapid Ebola test. We are continuing to supply this product to the CDC under an Emergency Use Authorization (“EUA”) granted by the FDA, for ongoing surveillance activities primarily in West Africa. We expect another shipment to the CDC sometime in the fourth quarter. Our rapid Ebola test is still the only device approved for use on both live patients and cadavers. In the meantime, we are making good progress in preparing to submit this product for FDA 510(k) clearance and expect to enter the validation stage of that work shortly.

We are also continuing our work to develop an OraQuick® rapid Zika test. During the third quarter, we executed a funding contract with BARDA for the continued optimization of this product and clinical activities related to both EUA and 510(k) approvals. The current device we have developed is showing strong sensitivity and specificity and we are continuing to optimize the design to ensure appropriate performance for the multiple markets we expect to serve with this test. We continue to receive encouragement from both regulatory agencies and many potential customers on the need for our rapid test and we will keep you informed as we make additional progress on this important new product.

Our success with both the OraQuick® Ebola and Zika products further confirms our view that our OraQuick® technology provides a strong and versatile testing platform. We intend to build on our reputation as a reliable and preferred source of diagnostic solutions for emerging diseases globally and look for new opportunities to build out this part of our business.

Molecular Collection Systems – Doug Michels

Turning now to molecular collections, the solid revenue growth reported for Q3 was driven primarily by performance in the commercial market. This growth is particularly noteworthy when you consider that our Q3 2015 revenue included approximately $1 million in revenue from two commercial customers who subsequently filed for bankruptcy and have thus not reordered product. The commercial growth was partially off-set by somewhat lower revenues in the academic market.

Genomics

Our genomics business continues to perform very well, with more than 10 new commercial accounts added in Q3. Although some of these new customers are small, we expect their purchases to grow in future periods. We have continued to win new genomic customers despite the highly competitive nature of this market. An example of this occurred in Canada, where DNA Genotek is located. We signed a new customer who is building a biobank with over 16 sites planned over the next two years. We were able to beat the competition for this account with a combination of superior product technology and services. On the international front, our efforts to expand in the genomics space in China is also starting to pay dividends. We have continued to win new customers in this country and are now seeing repeat orders from two fairly recent new customers.

Microbiome

Our microbiome business also continues to gain traction. Microbiome-related revenues are up approximately 164% and 188% for the three and nine month periods ended September 30, 2016, respectively, compared to the same periods in 2015. We have added a number of new customers, particularly in the pharma microbiome space. We believe this is a good sign for future growth in this part of our business. We are also intensifying our sales activities in emerging markets, such as Russia and China. We believe our microbiome offerings are potentially attractive to this part of the world in addition to the U.S. and European markets.

Tuberculosis

In the area of tuberculosis, we are continuing with our studies to support future endorsement of our TB products by the WHO. We have now completed more than 50% of our field studies. Our expectation is that these studies should be finished by year end or early next year. We are targeting receipt of WHO endorsement sometime in 2017.

Operations Update – Doug Michels

Another area I would like to address is the significant work under way in our operations area, in order to meet increasing demand for our diagnostic products.

We recently received delivery of our second automated production line for the assembly of OraQuick® platform products. This equipment will supplement our current automated and manual production lines in Bethlehem and a manual line at our Thailand contract manufacturer to support future business growth. The new equipment will be operational in the second quarter of 2017 after installation and validation are completed and related regulatory approvals are received.

The second automated line’s capacity, when fully operational in 2017, will be approximately 8.0 million devices per year. This is approximately 85% higher output than the current automated production line. Additionally, the new automated production line requires 1/3 less operator support than the original line which will result in more efficient, lower cost device assembly.

The second automated line will be capable of producing all OraQuick® platform products and will be approved initially for our HIV and HCV products. OraQuick® Ebola and OraQuick® Zika devices can be produced on the automated lines in the future with additional validation and regulatory approval. The additional production capacity for OraQuick® platform products will support our growth initiatives in the infectious disease markets.

Analyst Day – Doug Michels

A final point I want to mention is the analyst day we have planned at the NASDAQ Marketsite, located in New York City on November 29, 2016. This will be similar to the analyst days we have held in the past. At this event, you will get to hear from several members of our management team who will address areas of our business of interest to the investment community. These presentations will be webcast and the written materials used in the presentations will be broadly disseminated to the public prior to the event. Additional details on the day will be published in the next few weeks.

Conclusion

So, in summary, we delivered solid financial performance in the third quarter. We are executing against our key strategic priorities and we anticipate continued growth primarily from our international HIV, worldwide HCV and molecular collection systems businesses. On the expense side, we remain vigilant in driving increased efficiencies across our global organization. As a result, we believe OraSure is well positioned for future success.

And with that, I will now open the floor to your questions. Operator, please proceed.

*    *    *     *

[Q&A session]

Final Conclusion – Doug Michels

Thank you for participating on today’s call and for your continued interest in OraSure. Have a good afternoon and evening.

Important Information

This document contains certain forward-looking statements, including with respect to expected revenues and earnings/loss per share. Forward-looking statements are not guarantees of future performance or results. Known and unknown factors that could cause actual performance or results to be materially different from those expressed or implied in these statements include, but are not limited to ability to market and sell products, whether through our internal, direct sales force or third parties; ability to manufacture products in accordance with applicable specifications, performance standards and quality requirements; ability to obtain, and timing and cost of obtaining, necessary regulatory approvals for new products or new indications or applications for existing products; ability to comply with applicable regulatory requirements; ability to effectively resolve warning letters, audit observations and other findings or comments from the FDA or other regulators; changes in relationships, including disputes or disagreements, with strategic partners or other parties and reliance on strategic partners for the performance of critical activities under collaborative arrangements; failure of distributors or other customers to meet purchase forecasts, historic purchase levels or minimum purchase requirements for our products; impact of replacing distributors; inventory levels at distributors and other customers; ability of DNA Genotek to achieve its financial and strategic objectives and continue to increase its revenues; ability to identify, complete, integrate and realize the full benefits of future acquisitions; impact of competitors, competing products and technology changes; impact of negative economic conditions, high unemployment levels and poor credit conditions; reduction or deferral of public funding available to customers; competition from new or better technology or lower cost products; ability to develop, commercialize and market new products; market acceptance of oral fluid testing or other products; changes in market acceptance of products based on product performance or other factors, including changes in testing guidelines, algorithms or other recommendations by the Centers for Disease Control and Prevention (“CDC”) or other agencies; ability to fund research and development and other products and operations; ability to obtain and maintain new or existing product distribution channels; reliance on sole supply sources for critical products and components; availability of related products produced by third parties or products required for use of our products; history of losses and ability to achieve sustained profitability; ability to utilize net operating loss carry forwards or other deferred tax assets; volatility of OraSure’s stock price; uncertainty relating to patent protection and potential patent infringement claims; uncertainty and costs of litigation relating to patents and other intellectual property; availability of licenses to patents or other technology; ability to enter into international manufacturing agreements; obstacles to international marketing and manufacturing of products; ability to sell products internationally, including the impact of changes in international funding sources and testing algorithms; adverse movements in foreign currency exchange rates; loss or impairment of sources of capital; ability to meet financial covenants in credit agreements; ability to attract and retain qualified personnel; exposure to product liability and other types of litigation; changes in international, federal or state laws and regulations; customer consolidations and inventory practices; equipment failures and ability to obtain needed raw materials and components; the impact of terrorist attacks and civil unrest; and general political, business and economic conditions. These and other factors are discussed more fully in our Securities and Exchange Commission (“SEC”) filings, including our registration statements, Annual Report on Form 10-K for the year ended December 31, 2015, Quarterly Reports on Form 10-Q, and other filings with the SEC. Although forward-looking statements help to provide information about future prospects, readers should keep in mind that forward-looking statements may not be reliable. The forward-looking statements are made as of the date of this call, and we undertake no duty to update these statements.